EXHIBIT 12.01

                          Intersil Holding Corporation
               Computation of Ratio of Earnings to Fixed Charges
                      (In millions, except ratio amounts)


                                                       Predecessor                           Predecessor              Successor
                                       ----------------------------------------   -------------------------------- ---------------
                                                       Year Ended
                                       ----------------------------------------   26 Weeks Ended   6 Weeks Ended    20 Weeks Ended
                                       1995     1996      1997    1998    1999    January 1, 1999  August 13, 1999 December 31, 1999
                                       -----    -----     -----   -----   -----   ---------------  --------------- ----------------
Income (loss) before income taxes      $21.3    $42.5     $13.1   $22.8   $21.4        $ 4.9          $ (3.1)           $(20.4)
Add (deduct):
  Fixed charges less preferred
    stock dividends                      2.5      2.1       2.2     2.1     2.2          1.1             0.2              26.0
                                       -----    -----     -----   -----   -----        -----          ------            ------
Adjusted Earnings                      $23.8    $44.6     $15.3   $24.9   $23.6        $ 6.0          $ (2.9)           $  5.6
                                       =====    =====     =====   =====   =====        =====          ======            ======
Fixed Charges:
  Interest                             $  --    $  --     $  --   $  --   $  --        $  --          $   --            $ 24.8
  Amortization of debt expense
    and debt discounts                    --       --        --      --      --           --              --               0.5
  Portion of rents representative
    of interest factor                   2.5      2.1       2.2     2.1     2.1          1.1             0.2               0.7
                                       -----    -----     -----   -----   -----        -----          ------            ------
    Total fixed charges                $ 2.5    $ 2.1     $ 2.2   $ 2.1   $ 2.2        $ 1.1           $ 0.2            $ 26.0
                                       =====    =====     =====   =====   =====        =====          ======            ======
  Ratio of Earnings to fixed charges     9.5x    21.2x      7.0x   11.9x  10.7x          5.5x             --                --
                                       =====    =====     =====   =====   =====        =====          ======            ======


(1) Earnings for the six weeks ended August 13, 1999 and for the twenty weeks ended December 31, 1999 were not able to cover fixed charges by $3.1 million and $20.4 million, respectively.